Exhibit 99.1

PINNACLE ENTERTAINMENT CLOSES THE DIVESTITURE OF THE AMERISTAR CASINO LAKE CHARLES DEVELOPMENT PROJECT

LAS VEGAS, NV, November 22, 2013 - Pinnacle Entertainment (NYSE: PNK) announced today the closing of the sale of the equity interests of the entity developing the Ameristar Casino Lake Charles project to Golden Nugget, following the receipt of regulatory approvals from the U.S. Federal Trade Commission and the Louisiana Gaming Control Board.

At closing, the Company received approximately $176 million in cash, which represents all completed cash expenditures on the development up until the date of closing, less a $37 million credit and any deferred consideration. The Company also retained a $4 million deposit, and will receive additional cash consideration of $25 million upon the opening of the casino development project and subsequent release from escrow by the Louisiana Gaming Control Board and $10 million of deferred consideration from Golden Nugget in July 2016. The Company used the net cash proceeds received at closing to repay approximately $180 million of aggregate principal amount of its Term Loan B-1 under its Amended and Restated Credit Agreement.

About Pinnacle Entertainment
Pinnacle Entertainment, Inc. owns and operates 14 casinos, located in Colorado, Indiana, Iowa, Louisiana, Mississippi, Missouri and Nevada. In addition, Pinnacle is redeveloping Belterra Park in Cincinnati, Ohio into a gaming and entertainment center and holds a majority interest in the racing license owner, as well as a management contract, for Retama Park Racetrack outside of San Antonio, Texas.

Forward-Looking Statements
Thispress release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Pinnacle's current expectations and are subject to uncertainty and changes in circumstances. These forward-looking statements include, among others, statements regarding the completion of the transaction. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties include (a) the timing to receive the additional consideration in connection with the sale of the Ameristar Lake Charles development project; and (b) the risk factors disclosed in Pinnacle's most recent Annual Report on Form 10-K, which Pinnacle filed with the Securities and Exchange Commission on March 1, 2013 and in all reports on Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission by Pinnacle subsequent to the filing of the Forms 10-K for the year ended December 31, 2012. Forward-looking statements reflect Pinnacle's analysis as of the date of this press release. Pinnacle does not undertake to revise these statements to reflect subsequent developments, except as required under the federal securities laws. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

CONTACTS:

Investor Relations	Media Relations
Vincent J. Zahn, CFA	Kerry Andersen
Vice President, Finance and Investor Relations	Director, Public Relations
702/541-7777 or investors@pnkmail.com	337/395-7631 or kandersen@pnkmail.com